Exhibit 99.1

VALENCE TECHNOLOGY, INC.

Company Contacts:

A. Pierre Dubois	Emilie Harris
Pierpont Investor Relations	Lois Paul & Partners
Director of Investor Relations	Media Relations Account Manager
(512) 527-2921	(512) 638-5321

Valence Technology Reports First Quarter Fiscal 2008 Financial Results

Austin, Texas, August 8, 2007 - Valence Technology, Inc. (NASDAQ:VLNC), a leader in Lithium Phosphate Rechargeable Battery Systems today reported financial results for its fiscal first quarter ended June 30, 2007.

Highlights for first quarter fiscal 2008 compared to first quarter fiscal 2007:

▪     Revenue for the quarter improved to $4.1 million or a 28 percent increase.

▪     Gross margin improved to $525,000 compared with $22,000 last year.

▪     Operating expenses decreased by $681,000 or 16 percent.

▪     Operating loss was reduced by $1.2 million or 28 percent.

“I am pleased to report improved financial results in virtually all areas of our business,” said Robert L. Kanode, president and chief executive officer of Valence Technology. “Our team continues to work diligently to increase revenue, improve gross margin and reduce operating costs to reach our ultimate goal of profitability.”

Financial Results

▪     For the first quarter of fiscal 2008, the company reported total revenue of $4.1 million, up 28 percent from $3.2 million for the first quarter of fiscal 2007. Gross margin improved to $525,000 compared with $22,000 last year. Excluding a $414,000 favorable inventory reserve adjustment, gross margin improved to $111,000 compared with $22,000 last year. The company reported a net loss available to common shareholders of $4.4 million, or $0.04 per share, compared to a net loss of $5.7 million, or $0.06 per share, for the first quarter of fiscal 2007.

VALENCE TECHNOLOGY, INC.

First Quarter Fiscal 2008 Financial Results Conference Call and Webcast

The Valence management team will host a conference call and live webcast to discuss the fiscal 2008 first quarter financial results beginning at 3:00 p.m. CDT on Wednesday, August 8, 2007. To participate in the conference call, dial (877) 704-5386 and enter the conference identification number: 7545272. Interested parties may also listen to the live conference call over the internal log logging on to Valence’s Internet site at http://www.valence.com.

A telephonic replay will be available from 5:00 p.m. CDT on August 8, 2007 through 11:59 a.m. CDT on August 15, 2007. To access the replay, please dial (888) 203-1112 and enter the following identification number 4875787.

About Valence Technology Inc.

Valence Technology developed and markets the industry's first commercially available, safe, large-format family of Lithium Phosphate Rechargeable Batteries. Valence Technology holds an extensive, worldwide portfolio of issued and pending patents relating to its Lithium Phosphate Rechargeable Batteries. The company has facilities in Austin, Texas; Las Vegas, Nevada; Mallusk, Northern Ireland and Suzhou, China. Valence is traded on the NASDAQ Capital Markets under the ticker symbol VLNC and can be found on the internet at http://www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial Guidance. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2007, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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{Financial Tables to Follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30, 2007	March 31, 2007
ASSETS
Current Assets :
Total Current Assets	$15,377	$15,025
Total Assets	$19,637	$19,200

Liabilities, Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Total Current Liabilities	$7,032	$7,643
Total Liabilities	$78,941	$78,508

Redeemable Convertible Preferred Stock	$8,610	$8,610

Total Stockholders’ Deficit	($67,914)	($67,918)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$19,637	$19,200

VALENCE TECHNOLOGY, INC.

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,

	2007	2006

Total revenues	4,052	3,168

Gross margin profit (loss)	525	22

Operating loss	(2,976)	(4,160)

Net loss available to common stockholders	$ (4,380)	$ (5,657)

Net loss per share available to common stockholders	$ (0.04)	$ (0.06)